Laredo Resources Corp.

300 Jameson House, 838 West Hastings Street, Vancouver, BC Canada V6C OA6 Phone: 604 669-9000

November 2, 2012

Via Email and Mail

Magna Management Ltd.

#300, 838 West Hastings Street

Vancouver, V6C OA6

Attention: Carolin Schella

Re: Purchase of Rights

Dear Ms. Schella

This is to confirm that the parties Laredo Resources Corporation, and Magna Management Ltd. hereby agree that Magna Management Ltd. will from this date grant to Laredo Resources Corporation the exclusive rights for a period of {60) sixty days to negotiate for the purchase of the rights that Magna Management Ltd. has in the property know as Pony Mountain Gold, located in the Mineral Hills District (commonly called the Pony District) in southwestern Montana, comprising of approximately 4000 acres. That Laredo Resources Corporation will in the interim have access to all the documentation and information respecting title, geology and any other necessary due diligence. It is anticipated that this transaction is for the purchase of any rights that Magna Management Ltd. has in the property. It is also anticipated Laredo Resources Corporation may transfer those rights to a U.S wholly owned subsidiary, and will involve a part share and cash transaction.

Laredo Resources Corporation	Magna Management Ltd.

/s/ Robert Gardner	/s/ Carolin Schella
President	President

1